As filed with the Securities and Exchange Commission on January 23, 2001

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                360networks inc.
             (Exact name of Registrant as specified in its charter)

      Nova Scotia, Canada                  1500-1066 West Hastings Street                    Not Applicable
(State or other jurisdiction of              Vancouver, British Columbia                    (I.R.S. Employer
incorporation or organization)                     Canada V6E 3X1                        Identification Number)
                                                   (604) 681-1994
                                    (Address and telephone number of Registrant's
                                            principal executive offices)

                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                            New York, New York 10019
                                 (212) 590-9200
                (Name, address and telephone number of agent for
                                    service)

                                    Copy to:

   Roger Andrus, Esq.                       Cameron G. Belsher, Esq.
 Cahill Gordon & Reindel                 Farris, Vaughan, Wills & Murphy
     80 Pine Street                       2600-700 West Georgia Street
New York, New York 10005                   Vancouver, British Columbia
     (212) 701-3000                              Canada V7Y 1B3
                                                 (604) 684-9151

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
================================================================================================================
                                    Proposed
                                             Amount               maximum                  Amount of
        Title of each class of                to be              aggregate               registration
     securities to be registered        registered(1)(2)   offering price(1)(3)             fee(4)
----------------------------------------------------------------------------------------------------------------

Debt Securities

Preferred Shares (5)

Subordinate Voting Shares (6)

Warrants(7)

Stock Purchase Contracts and
  Stock Purchase Units(8)

              Total                       3,000,000,000    $3,000,000,000               $750,000
================================================================================================================

(1) There are being registered under this Registration Statement such indeterminate number of Subordinate Voting Shares and Preferred Shares of the Registrant, such indeterminate number of Warrants of the Registrant, and such indeterminate principal amount of Debt Securities of the Registrant and such indeterminate amount of Stock Purchase Contracts and Stock Purchase Units, as shall have an aggregate initial offering price not to exceed $3,000,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $3,000,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant or selling shareholders in connection with the sale of the securities registered under this Registration Statement.

(2) Not specified with respect to each class of securities to be registered pursuant to General Instruction II.C of Form-F-3 under the Securities Act.

(3) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(4)  Calculated pursuant to Rule 457 under the Securities Act.


(5) Including such indeterminate number of Preferred Shares as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities registered hereunder, to the extent any such Debt Securities are, by their terms, convertible into Preferred Shares.


(6) Including such indeterminate number of Subordinate Voting Shares as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of Debt Securities or Preferred Shares registered hereunder, to the extent any of such Debt Securities or Preferred Shares are, by their terms, convertible into Subordinate Voting Shares.


(7) Including such indeterminate number of Warrants as may from time to time be issued at indeterminate prices, representing rights to purchase certain of the Subordinate Voting Shares, Preferred Shares or Debt Securities registered hereunder.

(8) Such indeterminate amount of Stock Purchase Contracts and Stock Purchase Units as may from time to time be issued at indeterminate prices, plus such indeterminate number of Subordinate Voting Shares or Preferred Shares as may be issued pursuant to such Stock Purchase Contracts or Stock Purchase Units.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS                                    $3,000,000,000

                                [OBJECT OMITTED]
                                [COMPANY'S LOGO]
                             ----------------------

     The following are types of securities that we may offer and sell under this prospectus:

                             o        Debt securities
                             o        Preferred shares
                             o        Subordinate Voting Shares
                             o        Warrants
                             o        Stock Purchase Contracts and Stock
                                      Purchase Units

     Subordinate Voting Shares may also be offered by certain selling shareholders under this prospectus. For information about methods of sale, you should refer to the section entitled "Plan of Distribution."

     We may offer these securities separately or as units which may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

     o    Maturity                          o   Redemption terms
     o    Interest rate                     o   Listing on a securities exchange
     o    Sinking fund terms                o   Amount payable at maturity
     o    Currency of payment               o   Ranking

     Our principal executive offices are located at 1500-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1, and our electronic mail address is ir@360.net. Our telephone number is (604) 681-1994.

                             ----------------------

     This investment involves risks. See the Risk Factors section beginning on page 2.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

     The securities may be offered in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you or through agents or underwriters and dealers selected by us or, in the case of Subordinate Voting Shares, by us or by the selling shareholders. If agents, underwriters or dealers are used to sell the securities, they will be named and their compensation described in a prospectus supplement.

This prospectus is dated __________, 2001.

                                TABLE OF CONTENTS

                                                                            Page

ABOUT THIS PROSPECTUS.........................................................1

RISK FACTORS..................................................................2

FORWARD-LOOKING STATEMENTS...................................................16

USE OF PROCEEDS..............................................................17

RATIO OF EARNINGS TO FIXED CHARGES...........................................17

DIVIDEND POLICY..............................................................18

DESCRIPTION OF DEBT SECURITIES...............................................18

DESCRIPTION OF CAPITAL STOCK.................................................25

DESCRIPTION OF WARRANTS......................................................29

MATERIAL UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS................30

SELLING SHAREHOLDERS.........................................................34

PLAN OF DISTRIBUTION.........................................................34

LEGAL MATTERS................................................................36

EXPERTS......................................................................36

WHERE YOU CAN FIND MORE INFORMATION..........................................36

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS..................37

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000 or the equivalent denominated in foreign currencies or units of two or more foreign currencies. In addition, under this shelf process, one or more selling shareholders may sell our Subordinate Voting Shares in one or more offerings, which will reduce the aggregate dollar amount we may sell. This prospectus provides you with a general description of the securities we or such selling shareholders may offer. Each time securities are offered for sale, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading, "Where You Can Find More Information."

360networks

     360networks is developing one of the largest and most technologically advanced fiber optic mesh networks in the world. We offer bandwidth network services, including colocation services to telecommunications and datacentric organizations.

     By mid-2002, we expect our global network in North America, Europe, South America and Asia to link over 100 major cities. In addition, the network will include 360atlantic, an undersea cable system between North America and Europe, 360americas, an undersea cable system between South America and North America, 360pacific, an undersea cable system between the United States, Canada and Japan and 360asia, part of an undersea cable system connecting seven Asian countries.

     Our network consists of fiber optic assets and capacity that we have installed or acquired from other developers and carriers through swaps, purchases, leases, indefeasible rights of use or other contractual rights along diverse rights-of-way.

     We are developing network and colocation facilities in major cities in North America, Europe, South America and Asia. These facilities enable telecommunications companies, Internet service providers, application service providers and other datacentric organizations to connect their local networks and application solutions to our global network.

     We offer additional network services to meet specific customer demands and to enable Internet services, and are developing products and services that capitalize on the convergence of telecommunications and high-bandwidth applications and services.

     Our networks' design uses advanced optical technologies to reduce complexity and cost while enhancing reliability and providing increased flexibility to accommodate both technological upgrades and the offering of a wider range of products and services on a timely basis.

                                  RISK FACTORS

     You should carefully consider the risks described below before deciding whether to invest in our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our business operations. If we do not successfully address any of the risks described below, there could be a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will successfully address these risks. You should also carefully consider any risks that may be described in other filings we make with the Securities and Exchange Commission or in the prospectus supplements relating to specific offerings of securities.

General Business

Risks Associated with Development and Expansion of Our Network--Our inability to implement our business strategy and manage our growth could impair our operating results.

     Successful implementation of our business strategy depends on numerous factors beyond our control, including economic, competitive and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified personnel. Adverse economic or competitive conditions or the failure to obtain the necessary authorizations or to hire and retain qualified personnel could prevent or delay the completion of all or part of our network or increase completion costs. In order to implement our proposed business strategy, we must accomplish the following in a timely manner at a reasonable cost to us and on acceptable conditions:

     o    design, engineer and operate fiber networks;

     o install fiber optic facilities, transmission equipment and related infrastructure;

     o    obtain continued access to capital markets;

     o    acquire additional rights-of-way;

     o    attract and retain high-quality operating personnel and management;
          and

     o obtain required regulatory approvals, favorable interconnection terms and local access in a timely manner;

     o swap, lease, purchase or obtain other contractual rights in additional fiber optic facilities;

     o continue to implement and improve our operational, financial and accounting systems.

     In addition, construction of future networks entails significant risks, including:

     o    management's ability to effectively control and manage these projects;

     o    shortages of materials, equipment or skilled labor;

     o    unforeseen engineering, environmental or geological problems; and

     o work stoppages, weather interference, floods and unanticipated cost increases.

     We cannot assure you that the anticipated costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all.

     Our success will depend, to a significant degree, upon our ability to secure a market for our network capacity, to expand the range of services we offer and to obtain and maintain contractual and other relationships with telecommunications service providers, Internet service providers, application service providers, storage service providers and large organizations with enterprise network needs. The expansion of our services will include the provision of various network services to carriers and other service providers. We cannot assure you that a market will develop for our new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably. In addition, if we are unable to enter into contracts, comply with the terms of contracts or maintain relationships with these constituencies, our operations would be materially and adversely affected. Some of our current contracts allow the buyer or lessee credits on future purchases, the right to terminate contracts and to receive liquidated damages if we do not meet our commitments. Termination of any of these contracts could adversely affect our operations.

     In order to reach our operating and financial goals, we must substantially increase the current volume of traffic on our network. If we do not develop long-term commitments with new large-volume customers as well as maintain our relationships with current customers, we will be unable to increase traffic on our network, which would adversely affect our profitability.

Limited History of Operations--Given our limited operating history, you should consider our securities to be a highly speculative investment.

     You have limited historical financial information upon which to base your evaluation of our performance and an investment in our securities. We began operations as an independent company in June 1998. Before that time we conducted business as the telecommunications division of Ledcor Industries Limited. Our financial results are not directly comparable to theirs. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development.

Limited Experience--We have limited experience in the offering of bandwidth and value added network services and this could increase our risk of failure.

     An increasing portion of our revenues will be derived through our offering of bandwidth and value added network services, including colocation services. We have limited experience offering these services. Historically, a substantial portion of our revenues has been generated by the sale, grant of an indefeasible right of use or lease of dark fiber and conduit and construction services.

     Our network systems and processes are and will be subject to the risks inherent in sophisticated global fiber optic telecommunications systems. Operation of our systems requires highly skilled labor, along with the integration of complex and highly specialized hardware and software technologies and equipment. The failure of our systems to function as required could render the network or a portion of the network unable to perform as expected. We cannot assure you that our operations and systems will continue to service our customers in a cost-effective manner.

Pricing Pressures--We anticipate that prices for network services and fiber assets will decline.

     We anticipate that prices for our products and services specifically, and network transmission capacity in general, will continue to decline over the next several years, due primarily to the following:

     o price competition as various network providers complete construction of networks that will compete with our network;

     o installation by us and our competitors of fiber capacity in excess of actual demand and technological advances that enable substantial increases in the transmission capacity of both new and existing fiber optic networks; and

     o strategic alliances or similar transactions, such as long distance capacity purchasing alliances, that increase our customers' purchasing power.

Rapid Technological Change--New technologies could reduce the demand for fiber optic systems.

     The telecommunications industry generally is subject to rapid and significant changes in technology that may adversely affect the continued use of fiber optic cable and result in increased pricing pressure. Although we have been able to capitalize on some recent technological advances, such as the use of dense wave division multiplexing to greatly expand the capacity of our network at a lower incremental cost, we cannot assure you that the introduction of new products or the emergence of new technologies will not enable competitors to install competing systems at a lower per-circuit cost on routes currently targeted by us. Moreover, these potential competitors may be able to expand capacity on existing competitive systems, which could render our network and network services uncompetitive from a cost perspective. We cannot predict the likelihood of these changes, and we cannot assure you that any technological changes will not materially and adversely affect our business and operating results.

Risk of Network Failure--Network disruptions could adversely affect our operating results.

     The sale or lease of network services will require the addition of transmission equipment to our network. The network will use a combination of communications equipment, software, operating protocols and proprietary applications for the high speed transportation of large quantities of digital signals among multiple locations. Given the complexity of our network, digital signals may become lost or distorted, which may cause significant losses to our customers. The network may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after the network has been completed and is in use. The failure of any equipment or facility on our network could result in the interruption of customer service until we make necessary repairs or install replacement equipment and have an adverse impact on our revenues and our ability to secure customers in the future. We do not possess adequate insurance to guard against the losses we could incur as a result of the factors enumerated above.

     Success in marketing our services to our customers requires that we provide high reliability, high bandwidth and a secure network. Our network and facilities and the infrastructure upon which we depend are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other disruptions beyond our control that may cause interruptions in service or reduced capacity for customers. Significant or lengthy outages could result in termination or liquidated damages under our contracts with our customers or undermine our customers' confidence in our fiber optic network and injure our business reputation.

Risks Associated with International Markets--We will encounter additional risks as we pursue international business opportunities.

     Our strategy includes the development and provision of fiber optic networks and network services outside of North America. In particular, we are developing the 360atlantic, 360americas and 360pacific undersea cable systems and connecting networks in Europe, South America and Asia, including the acquisition and development of colocation and Internet exchange facilities in Europe, South America and Asia.

     The risks associated with our international plans, including our expansion into Europe, South America and Asia, and our 360atlantic, 360americas, 360pacific and 360asia projects include:

     o    required compliance with a variety of foreign laws and regulations;

     o additional regulatory requirements, tariffs, customs, duties and other trade barriers which may prohibit our providing or impair our ability to provide service;

     o difficulties in obtaining cable landing licenses in North America and foreign jurisdictions;

     o difficulties in staffing and managing operations in multiple foreign jurisdictions;

     o difficulty of enforcing agreements and collecting receivables through foreign legal systems;

     o    political risks;

     o fluctuations in the currency exchange and restrictions on the repatriation of earnings;

     o    delays from customs brokers or government agencies;

     o potentially adverse tax consequences resulting from operating in multiple countries with different laws and regulations; o an economic downturn in the countries in which we expect to do business; and

     o change in laws and regulations relating to foreign trade and investment.

     Furthermore, the international rates customers are charged are likely to decrease in the future for many reasons, including increased competition between existing providers, increased competition with new providers in the international markets and additional strategic alliances or joint ventures among large international providers that facilitate targeted pricing and cost reductions. We cannot assure you that we will be successful in overcoming these risks or any other problems arising from operating in international markets.

Need for Rights-of-Way--A failure to obtain or maintain appropriate rights-of-way could delay the completion of the network and increase its cost.

     We cannot assure you that we will be successful in obtaining additional rights-of-way and other permits required to provide network infrastructure and services from parties such as railroads, utilities, highway authorities and governments and transit authorities. After we have obtained rights-of-way, we may not be able to maintain them. Some of our rights-of-use or permits may be short-term or revocable at will. Some rights-of-use or permits may require regulatory filings or may be subject to legal challenge by third parties such as municipal governments, aboriginal citizens or land owners concerning rights-of-way granted for specific purposes.

     In addition, in the United States, landholders who granted rights-of-way to some railroad companies in the past have filed class action lawsuits against communications carriers that received rights-of-way from railroad companies. The rights-of-way challenged in these class action lawsuits are similar to some of the rights-of-way underlying IRU's granted to us and some of the rights-of-use that we use to build our network. Loss of substantial rights and permits or loss of the ability to use these rights-of-way or the failure to enter into or maintain required arrangements for the network could have a material adverse effect on our business, financial condition and results of operations, if, as a result, the completion of our network is delayed or becomes more costly.

Competition--Our business is very competitive and increased competition could adversely affect us.

     The telecommunications industry is extremely competitive, particularly concerning price and service. It is relatively common for telecommunications service providers to be both customers and competitors. This is a concept referred to as co-opetition. Therefore, we face competition and co-opetition from existing and planned telecommunications service providers, other companies offering colocation and web hosting facilities, other companies or groups developing undersea cables and from customers on each of our planned routes.

     Some of our competitors have already made substantial long-term investments in the construction of fiber optic networks and the acquisition of bandwidth and development of colocation facilities. Some of these competitors have substantially greater resources and more experience than we do and could directly compete with us in marketing fiber assets or network services.

     In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to develop fiber optic networks and colocation facilities. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors of ours in a short period of time.

     Other companies may choose to compete with us in our current or planned markets, by selling or leasing fiber assets or bandwidth to our targeted customers. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. Additional competition could materially and adversely affect our operations.

Dependence on Third Parties, Including Suppliers--The loss of key sources of supply could adversely affect us.

     We are dependent upon third party suppliers, including for fiber optic cable and a number of components and parts used in the network, including optical equipment. Recently, some companies have experienced a shortage of fiber optic cable. We cannot assure you that we will not experience such a shortage. We are also dependent on a limited number of suppliers for the transmission equipment we need to offer network services. We believe that there are sufficient suppliers or alternative components for all of the components we require, including fiber optic cable and transmission equipment. Any delay or extended interruption from our contractors or suppliers, changes in the pricing arrangements with our suppliers and manufacturers or delay in transitioning a replacement supplier's product into the network could disrupt our operations. If the disruption continued for an extended period of time, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we are using third party contractors to build our subsea cable systems. We plan to continue to use third party contractors on various segments of the network. The failure of the contractors to complete their activities in a timely manner, within anticipated budgets and in accordance with our quality standards and performance criteria could have a material adverse effect on our business, financial condition and results of operations, if, as a result, the completion of our network is delayed or becomes more costly.

Risks Associated with Joint Ventures--Our business strategy contemplates investments in joint ventures to leverage our fiber assets. These investments may involve significant risks and our capital assets may not be returned.

     We are continually evaluating potential joint ventures and strategic opportunities to expand our network, enhance our connectivity and add traffic to our network. Any investments, strategic alliances or related efforts are accompanied by risks such as:

     o the difficulty of identifying appropriate joint venture partners or opportunities;

     o the time our senior management must spend negotiating agreements and monitoring joint venture activities;

     o the possibility that we may not be able to reach agreement on definitive agreements;

     o potential regulatory issues applicable to telecommunications businesses;

     o the investment of our capital or fiber assets and the loss of control over the return of this capital or assets;

     o the inability of management to capitalize on the growth opportunities presented by joint ventures; and

     o    the insolvency of any joint venture partner.

     We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with these joint ventures, strategic alliances or related efforts.

Potential Conflicts of Interest with Ledcor--We are controlled by Ledcor and rely on it for particular things. Its interests may conflict with your interests.

     As of December 31, 2000, Ledcor held or had voting control of shares in us which entitle Ledcor to approximately 64% of the votes attached to our shares, and Ledcor has the ability to control our affairs and business. Ledcor also owns 66 2/3% of the voting shares of Urbanlink, which owns certain Canadian telecommunications facilities used by us. It is possible that Ledcor's interests could conflict with your interests. In addition, Ledcor may have an interest in causing us or Urbanlink to pursue transactions that, in its judgment, enhance the value of its equity investment in us or in Urbanlink, even though these transactions may involve greater risks to you. There can be no assurance that any of these conflicts of interests will be resolved in your favor.

     In Canada, our network is comprised in part of indefeasible rights of use in fiber optic transmission facilities obtained from Urbanlink, as part of our Canadian telecommunications arrangement. Because Urbanlink is controlled by Ledcor, Urbanlink's interests could conflict with our interests as well as your own. In addition, because we have no control over Urbanlink's operations, there can be no assurance that Urbanlink will continue to supply us with fiber optic transmission facilities and services should we require these facilities and services from Urbanlink in the future.

     As part of our Canadian telecommunications arrangement, we entered into a number of contractual arrangements with Ledcor. Ledcor has agreed not to compete with us in the business of developing or constructing fiber optic communications infrastructure for a period ending on the earlier of May 31, 2008 and six months after a change of control of 360networks inc. Ledcor has also agreed to grant to us a worldwide exclusive license for the use and other exploitation of the railplow technology. The license will cease to be exclusive six months after a change of control of 360networks inc. As a result, if a change of control of 360networks inc. were to occur, Ledcor would be legally entitled to compete with us and to grant a license for the use and other exploitation of the railplow technology to competitors of ours. Either of these events could have a material adverse effect on our business, financial condition and results of operations.

Leverage

Negative Cash Flows--Given our negative cash flows while our network is being built, you should consider an investment in our Company to be highly speculative.

     Continued negative cash flow may restrict our ability to pursue our business strategy. In addition, if we cannot achieve profitability or positive cash flows from operating activities, we may not be able to meet our debt service obligations, including our obligations under our existing indebtedness, capital expenditure requirements or working capital needs.

     Until the network development is complete, we will spend more money building the network and expanding our network services than we will receive from exploiting it. Accordingly, we expect to experience negative cash flows after capital expenditures during network development. We cannot assure you that the exploitation of our network, including the sale of our fiber and network services, will result in an adequate revenue base to meet our debt service obligations or that we will ever generate profitability or positive cash flow.

Substantial Leverage--Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under our debt instruments.

     We have substantial debt and debt service requirements.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     o increase our vulnerability to general adverse economic and industry conditions;

     o limit our ability to fund future capital expenditures, working capital and other general corporate requirements;

     o require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our indebtedness, reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes;

     o make it more difficult for us to make interest and principal payments on our other indebtedness, which would be a default under the indentures;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     o place us at a competitive disadvantage compared to our competitors that have less debt.

     We also intend to obtain other sources of financing for the construction of the network, including project financing for individual segments of our network. This project financing would also be secured by the assets being financed.

Additional Borrowings --Despite our current debt level, we and our subsidiaries may incur substantially more debt in expanding our network. Increased debt could worsen the risks described above, but failure to obtain the debt needed could prevent further expansion.

     If additional debt is incurred, the risks mentioned above that are associated with high leverage will increase. We may need additional capital to complete the development of our network and fulfill our long-term business strategies. The terms of our credit facilities and indentures restrict our ability to and the purposes for which we may incur additional indebtedness. Our ability to arrange financing and the cost of financing depend upon many factors, including:

     o general economic and capital markets conditions, and in particular the non-investment grade debt market;

     o    conditions in the telecommunications industry;

     o    regulatory developments;

     o investor confidence and credit availability from banks or other lenders;

     o    the success of our network; and

     o    provisions of tax and securities laws that affect raising capital.

     Our inability to raise additional funds would have an adverse effect on our ability to expand the network. If we decide to raise additional funds through the incurrence of debt, we may become subject to additional or more restrictive financial covenants. In addition, we have incurred additional debt that is secured by our assets and therefore those assets will be available to other creditors before they are available to you.

     The indebtedness to finance the 360americas project has been or will be incurred by our subsidiary without recourse to 360networks inc. We estimate that approximately $400 million of indebtedness will be required for the 360americas project. If we were to incur additional debt at the 360networks inc. level in order to contribute to the financing of 360americas, however, it would further increase the risks associated with high leverage.

Ability to Service Debt--To service our debt we will require significant amounts of cash and our ability to generate sufficient cash will depend on many factors beyond our control.

     We cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. You should be aware that our ability to repay or refinance our debt we incur will depend on our successful financial and operating performance and on our ability to successfully implement our business strategy. You should also be aware that our financial and operating performance depends upon a number of factors, many of which are beyond our control. These factors include:

     o our ability to complete network development on time and offer services in a cost-effective manner;

     o the economic and competitive conditions in the telecommunications industry;

     o any construction or operating difficulties, increased operating costs or pricing pressures we may experience;

     o the passage of legislation or other regulatory developments that may adversely affect us; and

     o    any material delays in implementing any strategic projects.

     We cannot assure you that our cash flow and capital resources will be sufficient to repay any indebtedness under our debt instruments and any other debt that we may incur in the future, or that we will be successful in obtaining alternative financing. If we are unable to repay our debts, we may be forced to reduce or delay the completion or expansion of our network, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. If we are unable to meet our debt service obligations or comply with our covenants, a default under our debt agreements would result. To avoid a default, we might need waivers from third parties, which might not be granted.

Restrictions Imposed by Terms of Our Indebtedness--We may be unable to repay our indebtedness if there is an event of default.

     If an event of default occurs under any of our credit facilities or indentures, the lenders under the credit facilities and the holders of our notes could elect to declare all amounts outstanding under the credit facilities and our notes, along with accrued and unpaid interest, to be immediately due and payable. Our debt instruments limit, among other things, our ability to incur additional indebtedness and make capital expenditures, pay dividends and make certain other restricted payments, incur liens, enter into some transactions with affiliates and consummate asset sales, impose restrictions on our ability to merge or consolidate or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and require us to meet or maintain specified financial ratios and tests. In addition, credit facilities that we may enter into in the future may contain other and more restrictive covenants. Our ability to meet these financial ratios could be affected by events beyond our control, and no assurance can be given that we will be able to comply with these provisions. A breach of any of these covenants could result in a default under these credit facilities and/or the indentures. If we were unable to repay any of these amounts, the lenders could proceed against any collateral securing the indebtedness, which could include security interests in all of our future accounts receivable and inventory and other assets. If the lenders under existing or future credit facilities were to accelerate the payment of the indebtedness, there would be no assurance that our assets at the time would be sufficient to repay in full this indebtedness or any of our other indebtedness.

Telecommunications Regulation

Extensive Regulation--Regulatory matters could impact our ability to conduct our business.

     Our need to comply with government regulation could impact our ability to conduct our business.

     We have operations based in the United States, Canada, Europe, Asia, Bermuda, Barbados and South America. Because our operations in these jurisdictions are subject to government regulation which, in some instances, is extensive, delays in receiving required regulatory approvals may slow our growth or impact our ability to conduct our business. In addition, the enactment of new adverse regulations or regulatory requirements may increase our costs or impact our operations and financial condition. We also cannot assure you that, as we expand our business, government authorities and regulators in these jurisdictions will grant us the necessary authorizations that we need to conduct our business or will not take action against us if we are found to have provided services without obtaining the necessary authorizations or to have violated other requirements of their laws or rules. Our compliance with the applicable laws and rules in these jurisdictions could be challenged by government authorities, regulators and private parties which could cause us to incur substantial legal and administrative expenses. Lengthy administrative proceedings or appeals or judicial challenges of those proceedings might also delay the deployment of our network and network service offerings, which could slow our growth and impact our ability to conduct our business.

UNITED STATES

     The scope of our activities in the United States makes us subject to varying degrees of regulation depending on the type of facility or service being offered and the manner in which it is offered. The applicability of the Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the "Communications Act"), state telecommunications statutes, and certain regulatory requirements to our activities is often unclear, so it is difficult to predict in some instances how the Federal Communications Commission ("FCC") or state tele-communications authorities will classify our services. Moreover, new regulatory requirements and/or changes to existing requirements could adversely affect our operations by increasing our costs or restricting the way in which we offer products or services.

Federal Regulation

     The different ways we intend to offer fiber-optic supported services could trigger four alternative types of regulatory classification: (1) unregulated services, (2) telecommunications (not telecommunications services) or private carrier services, (3) telecommunications services or common carrier services or
(4) local exchange carrier offerings. The law defining these alternative regulatory classifications is often unclear, so it is impossible to predict in many instances how the FCC will classify our services. Risks associated with each type of offering are described below.

     Unregulated Services

     The provision of dark fiber can be viewed as not telecommunications, and therefore as unregulated in that it does not involve the transmission of information. Rather, it involves the provision of a physical facility that is indistinguishable from other non-telecommunications offerings such as the construction of an office building. Many providers of dark fiber are currently operating on the assumption that they are providing unregulated facilities. Nevertheless, the FCC had previously found that when an incumbent local exchange carrier provided dark fiber it was providing a telecommunications service. A federal appeals court reversed and remanded this decision to the agency for further proceedings. Although to date the FCC has not indicated an intention to rule on this remand, any action by the FCC in response to this remand could affect our position that dark fiber is not telecommunications.

     Telecommunications

     Even if some of our offerings are treated as telecommunications, they might not be classified as telecommunications services. In this case, they would be viewed as private carrier offerings. Private carrier offerings typically entail the offering of telecommunications, but are provided to a limited class of users on the basis of individually negotiated terms and conditions that do not meet the definition of a telecommunications service under the Communications Act. Although only lightly regulated, providers of telecommunications are subject to the oversight and authority of the FCC. To the extent that our gross revenues from telecommunications meet certain thresholds, these revenues would be subject to Universal Service payments. There is no way to predict whether additional regulatory requirements that could adversely affect our business will or will not be imposed by the FCC in the future.

     Telecommunications Services

     Some of our services, such as the provision of bandwidth capacity and lit fiber, may be treated as telecommunications services by the FCC. If any of our services are treated as telecommunications services we would be subject to certain regulatory requirements which may impose substantial administrative and other burdens on us. These general regulations include the obligation not to charge unreasonable rates or engage in unreasonable practices, the obligations not to unreasonably discriminate in our service offerings, the potential obligation to permit others to offer our telecommunications services for resale and the fact that third parties may file complaints against us at the FCC or in federal court for violations of the Communications Act or the FCC's regulations. Certain reporting requirements would also apply. Furthermore, telecommunications service providers are required to interconnect, either directly or indirectly, with the facilities of other telecommunications service providers and to ensure that they install network features, functions and capabilities that comply with FCC guidelines on accessibility by disabled persons and regulations promoting interconnectivity of networks. In addition, FCC rules require that telecommunications service providers contribute to Universal Service support mechanisms, the

Telecommunications Relay Services fund, the number portability fund and the North American Numbering Plan Administrator fund. Also, the Communications Assistance for Law Enforcement Act requires telecommunications service providers to provide law enforcement officials with call-related information and reserved circuits. Although non-dominant carriers are no longer required -- or even permitted -- to file tariffs with the FCC for domestic interstate interexchange services, the FCC has ruled that by January 31, 2001 non-dominant interexchange carriers must post on their Internet web site their rates, terms and conditions for all of their interstate, domestic services if they have an Internet web site. We cannot assure you that the cost of compliance with these various programs will not have a material adverse effect upon our results of operations and financial condition and our ability to meet our obligations.

     If any of our services are treated as international telecommunications services, we may be required to obtain regulatory approvals and file tariffs (subject to the proceeding describe below) to offer these international services. Although international telecommunications services and tariffs are regulated on a streamlined basis subject to minimal regulation, there is a risk that the FCC may deny or place burdensome conditions on authorizations. The FCC recently initiated a proceeding to further deregulate international telecommunications services, including eliminating the requirement for non-dominant carriers to continue to file tariffs for the provision of international interexchange services and potentially requiring non-dominant international interexchange carriers to make available to the public information concerning current rates, terms and conditions for their international interexchange services in at least one location during business hours and on-line if they maintain an Internet web site. The adoption of these proposals may subject us to significantly increased customer acquisition costs and liability risks, and there can be no assurance that these costs and liabilities will not have a material adverse effect on our results of operations and financial conditions and our ability to meet our obligations. Moreover, there is no way to predict whether the FCC will adopt additional regulatory requirements in this proceeding that could have an adverse impact on our business.

     Local Exchange Carrier Offerings

     It is also possible that some of our lit fiber or bandwidth capacity services could be viewed as the provision of local exchange service. To the extent that any of our offerings are treated as local exchange services, we would also be subject to a number of interconnection obligations under the Communications Act such as the requirement that we provide access to poles, ducts, conduits and rights-of-way.

     Other Federal Regulations

     With limited exceptions, the current policy of the FCC prohibits incumbent local exchange carriers from lowering prices to certain customers without also lowering charges for the same service to all similarly situated customers in the same geographic area. The FCC, however, recently adopted rules under which incumbent local exchange carriers receive increasing levels of pricing flexibility in the provision of dedicated transport and special access increases in that area. This added flexibility could have a material adverse effect, on our ability to compete in providing facilities or services that compete with incumbent local exchange carriers' interstate dedicated transport and special access services.

     The Communications Act currently requires Regional Bell Operating Companies to obtain FCC authorization prior to providing in-region long distance services. Verizon Communications received such authorization for New York in December 1999 and SBC Communications, Inc. received such authorization for Texas in June 2000. It is anticipated that additional Regional Bell Operating Companies may receive authorization in some states to provide telecommunications during 2001. Such authority, if granted, could increase competition from Regional Bell Operating Companies in providing fiber and fiber services, which could adversely affect our business operations.

     The FCC has the responsibility under the Communications Act to determine what elements of an incumbent local exchange carrier's network must be provided to competitors on an unbundled basis. In August 1999, the FCC required dark fiber to be offered as an unbundled element. The decisions by the FCC to require unbundling of incumbent local exchange carriers' dark fiber could increase the supply of dark fiber and decrease the demand for our dark fiber and thereby have an adverse effect on the results of our operations.

State Regulation

     Each state in the United States, as well as the District of Columbia and U.S. territories, has its own laws for regulating providers of some telecommunications-related services as "common carriers," as "public utilities," or under similar rubrics. Our subsidiaries are authorized or have applied for authorization to provide competitive interexchange and/or local exchange services in 48 states and the District of Columbia. Although we believe that the sale or lease of dark fiber facilities is not subject to this type of regulation in many jurisdictions in which we plan to construct facilities, our offering of transmission services, as distinct from dark fiber capacity, likely will be subject to regulation in each of these jurisdictions to the extent that these services are offered for intrastate use. Compliance with these regulations could have an adverse effect on the results of our operations.

Local Regulation

     In addition to federal and state laws, local governments exercise legal authority that may affect our business. For example, some local governments retain the ability to license public rights-of-way, subject to the federal limitation that local authorities may not prohibit entities from entering telecommunications markets. Compliance with local requirements may delay entry and increase our costs of doing business.

CANADA

Regulation of Resellers

     We offer network services to our customers in Canada through resale arrangements. Under these resale arrangements, we obtain the use of transmission facilities on a contractual basis from Urbanlink and then offer bandwidth services to our customers through the subsequent sale or lease, on a commercial basis, of these contracted facilities. As a reseller, we are not generally subject to the regulatory requirements of the Telecommunications Act (Canada). However, there can be no assurance that the regulation of resellers in Canada may not become more extensive in the future. In addition, while we believe that our operations as a reseller in Canada fully comply with Canadian law, there can be no assurance that a future determination of the Canadian Radio-television and Telecommunications Commission or events beyond our control will not result in a change in our status or affect our ability to offer services in Canada.

Restrictions on Foreign Ownership

     Under the Canadian ownership provisions of the Telecommunications Act, a "telecommunications common carrier" is not eligible to operate in Canada unless it is owned and controlled by Canadians. Furthermore, no more than 20% of the members of the board of directors of a telecommunications common carrier may be non-Canadians, and no more than 20% of the voting shares of a telecommunications common carrier may be beneficially owned by non-Canadians. In addition, no more than 33 1/3% of the voting shares of a non-operating parent corporation of a telecommunications common carrier may be beneficially owned or controlled by non-Canadians and neither the telecommunications common carrier nor its parent may be otherwise controlled in fact by non-Canadians.

     Although we believe that our activities in Canada, including the Canadian telecommunications arrangement, comply with the foreign ownership provisions of the Telecommunications Act, there can be no assurance that a future Canadian Radio-television and Telecommunications Commission determination or events beyond our control will not result in our being required to comply with the ownership provisions of the Telecommunications Act.

     On October 1, 1998, the Canadian Radio-television and Telecommunications Commission issued Telecom Decision CRTC 98-17, which established a framework for competition in Canada's international telecommunications services market to coincide with the Government of Canada's decision to terminate the monopoly of Teleglobe Canada Inc. over telecommunications facilities linking Canada to overseas destinations. In that decision, the Canadian Radio-television and Telecommunications Commission determined that a party acquiring an indefeasible right of use interest in an international submarine cable would not necessarily fall within the definition of a telecommunications common carrier. As a result, acquirers of indefeasible rights of use in international submarine cables need not be Canadian owned and controlled. However, given the fact that indefeasible right of use arrangements can involve varying degrees of ownership and control over fiber facilities, there can be no assurance that holders of indefeasible rights of use acquired in Canada, including those obtained by us from Urbanlink, would be exempt from the Canadian ownership provisions contained in the Telecommunications Act.

Contribution

     On November 30, 2000, the Canadian Radio-television and Telecommunications Commission issued Decision CRTC 2000-745 which changed the system of collecting contribution payments. Under the new regime established in Decision 2000-745, the Canadian Radio-television and Telecommunications Commission decided to eliminate the current 'per-minute' contribution collection mechanism and to replace it with a national, revenue-based contribution charge which levies contribution payments on telecommunications service providers on the basis of a percentage of their revenues. This new charge is effective January 1, 2001 and applies to all telecommunications service providers that generate Canadian telecommunications service revenues above a threshold of $10 million annually, either separately or together with related companies. We expect that the majority of our operations in Canada will be subject to the requirement to pay contribution under the new regime.

     The contribution rate for 2001 has initially been set at 4.5% but it may be retroactively adjusted during the year. The method that will be used to calculate the total contribution amount that will need to be collected from telecommunications service providers in 2002 and future years will be significantly changed. This may reduce the contribution rate for 2002 and future years, but we cannot assure you that it will.

     Separate applications have been filed with the Canadian Radio-television and Telecommunications Commission and the Federal Court of Appeal of Canada appealing various aspects of Decision 2000-745.There can be no assurance that the outcome of these pending applications will not have a material adverse impact on our Canadian operations. There can also be no assurance that other aspects of Decision 2000-745 will not be the subject of future challenges or appeals before the Canadian Radio-television and Telecommunications Commission, the courts or the Federal Cabinet.

EUROPE

     In Europe, we plan to offer service in several countries, including Denmark, France, Germany, the Netherlands, Norway, Sweden, Austria, Italy, Spain, Switzerland, the United Kingdom and Ireland.

     With the exception of Norway and Switzerland, each of the countries we presently plan to offer service in are member states of the European Union (E.U.). E.U. telecommunications policy has aimed to harmonize the regulatory licensing requirements in the member states of the E.U. As a result of the E.U. Licensing Directive 97/13/EU, which became effective January 1, 1998, E.U. member states are required to adopt national legislation for the provision of telecommunications services that generally requires either no authorization or a general authorization conditional upon "essential requirements", such as the security and integrity of the network's opera-tion. Licensing conditions and obligations must be objective, transparent and non-discriminatory. E.U. member states may also require that individual licenses be obtained in some circumstances, such as the provision of public telephony services and the establishment or provision of public telecommunications networks.

     At the present time, the national regulatory regimes of the member states of the E.U. still differ to varying degrees from the E.U. framework. There can be no assurance that there will not be significant delays in the adoption of the E.U. framework in all member states.

     Thus, currently, in some or all European countries, an individual telecommunications license or other telecommunications authorization may be required in order for us to offer or control dark fiber, and there may consequently either be a delay in carrying out the construction of the projected dark fiber network, or, contrary to European Community directive requirements, national authorities in particular states of the European Union may refuse to grant a license for such activities.

     Concerning other planned services, including the offering of lit capacity and other telecommunications services, individual Member States of the European Union might refuse to grant a license, contrary to the requirement of European Community directives, or may subject the grant of a license or other authorization to onerous conditions, including but not limited to investment requirements or commitments, guarantees or bonds, which make the supply of the projected services less profitable or not commercially viable.

     We have established subsidiaries in each of the countries in which we plan to offer service. We have applied for and received licenses in France, the United Kingdom and Ireland authorizing us to provide certain telecommunications services. We have also applied for a license in Germany and are taking the necessary steps to obtain any regulatory authorizations that may be required to provide service in the other countries. There can be no assurances that additional licenses will not be required or that any pending or future license applications will be successful.

     Regulatory intervention by the European Community or Member State telecommunications or antitrust authorities could reduce the price level of local, national or international leased circuits/capacity to a level where it is less profitable or not commercially viable for the projected activities to be undertaken in specific countries or in the European Union.

     To the extent that we qualify in any individual Member State of the European Union as an operator with a right to interconnect pursuant to the European Community Interconnection directive, we may be required to negotiate interconnection with other operators with a right to interconnect in that Member State or throughout the European Union.

SOUTH AMERICA

     Our 360americas project connecting North and South America includes the provision of fiber optic networks and network services in Argentina, Brazil and Venezuela. These countries have each recently privatized their telecommunications markets and many of the telecommunications laws and regulations are relatively new and still evolving.

     In Brazil, we have received a license authorizing us to provide voice and data services to corporate customers, as well as backhaul services to 360americas network customers.

     We plan to apply for the necessary licenses in Argentina and Venezuela.

     We cannot assure you that we will be successful in obtaining these licenses. In addition, the telecommunications laws and regulations in each of these countries may be subject to change which may impose additional regulatory requirements on us or affect the manner in which we are permitted to offer our services in these countries.

ASIA

     In Asia, we intend to provide telecommunications services in Singapore, Hong Kong, Japan, the People's Republic of South Korea, Taiwan, the Philippines and may offer service in the People's Republic of China.

     In order to provide such telecommunications services, a license in each country would be required from the relevant regulatory authority. Currently the telecommunications industry in the People's Republic of China is closed to any foreign investment and our ability to provide telecommunications services in that country is dependent upon a change in that country's current regulatory regime. We can give no assurances that changes to the current regime will permit foreigners to offer telecommunications services or that we will qualify in the event that such changes are implemented. In addition, the Republic of South Korea and the Philippines have foreign ownership restrictions that may limit our equity interest in a company providing telecommunications services or our ability to provide telecommunications services in those countries.

     We have applied for a license to provide telecommunications services in Singapore and are in the process of doing so in Hong Kong, Japan and Taiwan. We cannot predict whether our applications will be successful and if successful, the terms and conditions upon which any applicable licenses would be granted.

Capital Markets

Currency Exchange Rate Fluctuations Could Adversely Affect Our Financial Results

     Fluctuations in foreign currency exchange rates may affect our results of operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of items required in our operations.


                           FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus includes forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by our forward-looking statements. These factors include, but are not limited to:

     o general economic and business conditions, both nationally and in the markets in which we operate or will operate;

     o our ability to access markets, design effective fiber optic routes, install cable and facilities, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions;

     o    demographic change;

     o    competition;

     o existing government regulations and changes in, or the failure to comply with, government regulations;

     o    the loss of any significant number of customers;

     o    changes in business strategy or development plans;

     o    technological developments;

     o    the ability to attract and retain qualified personnel; and

     o other factors we refer to throughout this prospectus and the other documents incorporated by reference herein.

     Certain of these factors are discussed in more detail elsewhere in this prospectus including, without limitation, in "Risk Factors".

     In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are warned not to rely on the forward-looking statements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. A forward-looking statement is usually identified by our use of certain terminology, including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.


                                 USE OF PROCEEDS

     Unless otherwise described in an applicable prospectus supplement, the proceeds from the sale of the securities offered by this prospectus and each prospectus supplement will be used for general corporate purposes and for possible acquisitions of businesses and other assets. We will not receive any proceeds of the sale of Subordinate Voting Shares by selling shareholders.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                         February 5 1998 to            For the Year Ended         For the Nine Months Ended
                                          December 31, 1998            December 31, 1999          September 30, 2000
                                          -----------------            -----------------          ------------------

Ratio of earnings
to fixed charges                            26.8x                              1.7x                      n/a

Deficiency of earnings
 to fixed charges                           n/a                                n/a                       $231 million


The ratios of earnings to fixed charges presented are based on historical results of operations and have not been adjusted to reflect any offerings of securities after their respective dates.

For purposes of calculating the ratio of earnings to fixed charges, earnings consists of earnings (loss) before equity income, provision for income taxes, income attributable to minority interest and fixed charges. Fixed charges consists of interest expensed and capitalized, plus the portion of rental expense which we believe to be representative of interest (assumed to be one-third of rental expense) and pre-tax earnings required to cover the accretion on the redeemable convertible preferred shares.


                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our equity shares. We intend to retain any future earnings to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends on our equity shares for the foreseeable future. In addition, the instruments governing our debt restrict the payment of cash dividends on our equity shares.


                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named therein. The form of such indentures will be filed as exhibits to an amendment to the registration statement of which this prospectus is a part, and will be subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms shall be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

     The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal and Canadian federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

     Neither indenture limits the amount of debt securities which may be issued thereunder and each indenture provides that debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of that series. The senior debt securities and subordinate debt securities will be described in an accompanying prospectus supplement.

     You should read the prospectus supplement relating to the particular series of debt securities for the following terms of the offered debt securities:

     (1) the designation, aggregate principal amount and authorized denominations;

     (2) the issue price, expressed as a percentage of the aggregate principal amount;

     (3)  the maturity date;

     (4)  the interest rate per annum, if any;

     (5) if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

     (6) any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

     (7) the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

     (8) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

     (9) if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy; (10) any events of default not set forth in this prospectus;

     (11) the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

     (12) if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

     (13) whether interest will be payable in cash or additional securities at our or the holders' option and the terms and conditions upon which the election may be made;

     (14) if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

     (15) if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

     (16) any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

     (17) whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

     (18) any terms with respect to subordination;

     (19) any listing on any securities exchange;

     (20) additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

     (21) the applicability of any guarantees.

     Unless otherwise indicated in the prospectus supplement relating thereto, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in the prospectus supplement or supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

     Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount. United States federal and Canadian federal income tax consequences and other special considerations applicable to any discounted debt securities will be described in the prospectus supplement relating thereto.

     Reference is made to the applicable prospectus supplement with respect to any deletions or additions or modifications from the description contained in this prospectus.

Covenants

     Any series of offered debt securities may have covenants in addition to or differing from those, included in the applicable indenture which will be described in the prospectus supplement prepared in connection with the offering of such securities, limiting or restricting, among other things:

     (1) our or our subsidiaries' incurrence of debt and/or our or our subsidiaries' incurrence of secured debt;

     (2)  the making of certain payments, dividends, redemptions or repurchases;

     (3) our ability to create dividend and other payment restrictions affecting our subsidiaries;

     (4)  our ability to make investments;

     (5)  mergers and consolidations by us;

     (6)  sales of assets by us;

     (7)  our ability to enter into transactions with affiliates;

     (8)  our ability to incur liens; and

     (9)  sale and leaseback transactions.

Modification of the Indentures

     Each indenture and the rights of the respective holders may be modified by us only with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as one class, but no modification altering the terms of payment of principal or interest, changing the place or medium of payment of principal or interest, impairing the rights of holders to institute suit for payment or reducing the percentage required for modification or altering such other terms as are provided in the prospectus supplement will be effective against any holder without his consent. In addition, such other terms as specified in the prospectus supplement may be modified without the consent of the holders.

Events of Default

     Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

     (1)  default for 30 days in any payment of interest when due;

     (2)  default in any payment of principal or premium when due;

     (3)  default in the deposit of any sinking fund payment when due;

     (4) default for 60 days after appropriate notice in the performance of any other covenant in the debt securities or the applicable indenture;

     (5) default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable prospectus supplement, whether such indebtedness now exists, or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 30 days after written notice to us as provided in the indenture; and

     (6)  events of bankruptcy, insolvency or reorganization.

There may be such other or different events of default as described in the applicable prospectus supplement with respect to any class or series of offered debt securities.

     In case an event of default shall occur and be continuing for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal of the debt securities of that series and the accrued interest thereon to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

     Each indenture requires us to file annually after debt securities are issued thereunder with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

     Subject to the provisions of each indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, each indenture provides that the trustee shall be under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders shall have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Defeasance and Discharge

     The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. Such discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

     The terms of the debt securities provide us with the right to omit to comply with specified covenants and that specified events of default described in the prospectus supplement will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

     The prospectus supplement may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in the applicable prospectus supplement.

     We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in the applicable prospectus supplement.

     Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

     So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in the applicable prospectus supplement and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

     The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in the applicable prospectus supplement, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

     We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trus-tees or any agent of ours or the trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

     Unless otherwise specified in the applicable prospectus supplement, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

     (1) the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

     (2) we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

     (3) there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any such exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

     In the event that the Depository Trust Company acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

     To facilitate subsequent transfers, the debt securities are registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities, DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

     Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

     To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

     DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

     We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.


                          DESCRIPTION OF CAPITAL STOCK

General

     We may issue, either separately or together with other securities, our Subordinate Voting Shares or Preferred Shares. Under our certificate of incorporation, we are authorized to issue up to 500 billion of our Subordinate Voting Shares and 500 billion of our Preferred Shares. A prospectus supplement relating to an offering of our Subordinate Voting Shares or Preferred Shares, or other securities convertible or exchangeable for, or exercisable into, Subordinate Voting Shares or Preferred Shares, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities.

     Our share capital consists of the following three classes of shares:

     o    Subordinate Voting Shares,

     o    Multiple Voting Shares, and

     o    Preferred Shares, issuable in series,

including the following three series of shares:

     o    Series 1 Convertible Preferred Shares;

     o    Series 2 Convertible Preferred Shares; and

     o    Series 3 Convertible Preferred Shares,

each with the rights and attributes described below:

Subordinate Voting Shares

     Holders of Subordinate Voting Shares will be entitled to one vote per share at any meeting of our shareholders except meetings at which only shareholders of a specified class of shares (other than the Subordinate Voting Shares) are entitled to vote. Subject to the preference of any outstanding Preferred Shares, the holders of Subordinate Voting Shares will be entitled to participate equally with holders of Multiple Voting Shares in any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, holders of Subordinate Voting Shares are entitled to share ratably with holders of Multiple Voting Shares in all assets remaining after payment of our liabilities and any liquidation preferences of any outstanding Preferred Shares.

     The Subordinate Voting Shares may not be subdivided, consolidated, reclassified or otherwise changed unless, at the same time, the Multiple Voting Shares are subdivided, consolidated, reclassified or otherwise changed equally, share-for-share, in the same proportion and in the same manner.

Multiple Voting Shares

     Holders of Multiple Voting Shares will be entitled to ten votes per share at any meeting of our shareholders except meetings at which only shareholders of a specified class of shares (other than the Multiple Voting Shares) are entitled to vote. Subject to the preference of any outstanding Preferred Shares, the holders of Multiple Voting Shares are entitled to participate equally with holders of Subordinate Voting Shares in any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, holders of Multiple Voting Shares are entitled to share rateably with holders of Subordinate Voting Shares in all assets remaining after payment of our liabilities and any liquidation preferences of any outstanding Preferred Shares. Each Multiple Voting Shares is convertible at any time, at the option of the holder, into one Subordinate Voting Share.

     The Multiple Voting Shares may not be subdivided, consolidated, reclassified or otherwise changed unless, at the same time, the Subordinate Voting Shares are subdivided, consolidated, reclassified or otherwise changed equally, share-for-share, in the same proportion and in the same manner.

Preferred Shares Issuable in Series

     Our Board of Directors is authorized, without further action by the shareholders, to issue Preferred Shares in one or more series and to set the number of shares constituting any such series and the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including dividend rights and rates, redemption provisions (including sinking fund provisions), rights of conversion or exchange, liquidation preferences and voting rights, if any. The Preferred Shares as a class are entitled to priority over the Subordinate Voting Shares and Multiple Voting Shares if our board of directors decides to pay any dividends, and, if we are dissolved, liquidated or wound up, the Preferred Shares are entitled as a class to priority in respect of return of capital. Except as required by law or the provisions of any designated series of Preferred Shares, the holders of Preferred Shares as a class are not entitled to receive notice of, attend or vote at any meeting of our shareholders.

     You should read the prospectus supplement relating to the preferred shares being offered for specific terms, which will include:

     (1) the specified designation and date of maturity of the preferred shares;

     (2) the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred shares;

     (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

     (4) the date from which dividends on the preferred shares shall accumulate, if applicable;

     (5) the procedures for any auction and remarketing, if any, for the preferred shares;

     (6)  the provision for a sinking fund, if any, for the preferred shares;

     (7)  the provision for redemption, if applicable, of the preferred shares;

     (8)  any listing of the preferred shares on any securities exchange;

     (9) the terms and conditions, if applicable, upon which the preferred shares will be convertible into common stock or exchangeable into securities (which may include other preferred shares, depositary shares, debt securities or other securities or rights), including the manner of its calculation;

     (10) any other specific terms, preferences, rights, limitations or restrictions of the preferred shares;

     (11) a discussion of material United States federal and Canadian federal income tax considerations applicable to the preferred shares;

     (12) any voting rights of the preferred shares and the relative ranking and preference of the preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company; and

     (13) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company.

     Series 1 Convertible Preferred Shares

     Our Board of Directors authorized the issue of 700,000 preferred shares designated as Series 1 Convertible Preferred Shares ("Series 1 Preferred Shares") and issued the Series 1 Preferred Shares in November 2000. At any meeting of our shareholders, except meetings at which only shareholders of a specified class of shares (other than the Series 1 Preferred Shares) are entitled to vote, holders of Series 1 Preferred Shares will be entitled to that number of votes per share holders of Series 1 Preferred Shares would be entitled if they had converted their shares into Subordinate Voting Shares. Subject to the preference of any other class of outstanding

Preferred Shares, the holders of Series 1 Preferred Shares will be entitled to participate equally with holders of Subordinate Voting Shares on any dividends our Board of Directors declares out of funds legally available for the payment of dividends as if the holders of Series 1 Preferred Shares had converted their shares into Subordinate Voting Shares. If we are liquidated, dissolved or wound up, the holders of Series 1 Preferred Shares are entitled to receive, on a priority basis, an amount equal to their issue price and any accretion to the date of liquidation.

     Series 1 Preferred Shares are convertible at the option of the holder into Subordinate Voting Shares at a conversion price of $21.7193. From the first anniversary to the third anniversary of the date of issue, provided the closing price of our Subordinate Voting Shares is equal to or greater than $32.57, the Series 1 Preferred Shares are convertible at our option at the 20 day weighted average price preceding the date we give notice of conversion. In addition, following the third anniversary of the date of issue, we may convert Series 1 Preferred Shares into Subordinate Voting Shares at the 20 day weighted average price preceding the date we give notice of conversion regardless of the closing price of our Subordinate Voting Shares. On the twelfth anniversary of the date of issue, the Series 1 Preferred Shares will be automatically converted into Subordinate Voting Shares at the 20 day weighted average price preceding the date we give notice of conversion. In addition, if a competitor of Alcatel acquires 30% of our equity or voting power attached to our shares prior to the earlier of the third anniversary of the issue date and termination of the technology cooperation agreement we entered into with Alcatel at the time of the sale of the Series 1 Preferred Shares, the holder also enjoys certain conversion rights at a premium amount ranging from 101% to 103% depending upon the date of conversion. In all circumstances, the amount to be converted is the issue price for the Series 1 Preferred Shares together with the accretion amount. The Series 1 Preferred Shares accrete at a rate of 7.5% per annum calculated and compounded quarterly.

     Series 2 Convertible Preferred Shares

     Our Board of Directors has authorized the issue of 300,000 preferred shares designated as Series 2 Convertible Preferred Shares. No Series 2 Convertible Preferred Shares have been issued to date. The terms of the Series 2 Convertible Preferred Shares are virtually identical to the Series 1 Preferred Shares with the exception that the conversion price (the "Series 2 Conversion Price") when conversion occurs at the option of the holder, shall equal 122.5% of the weighted average price of the Subordinate Voting Shares over the 20 days prior to the issue date of the Series 2 Convertible Preferred Shares. In addition, the conversion price when conversion occurs at our option shall be equal to 150% of the Series 2 Conversion Price.

     Series 3 Convertible Preferred Shares

     Our Board of Directors has authorized the issue of 125,000 preferred shares designated as Series 3 Convertible Preferred Shares with terms identical to the Series 1 Convertible Preferred Shares. No Series 3 Convertible Preferred Shares have been issued to date.

Take-over Bid Protection

     Under applicable Canadian law, an offer to purchase Multiple Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares. As a result, and to comply with policies adopted by Canadian securities regulatory authorities and The Toronto Stock Exchange, our holders of Multiple Voting Shares have entered into a transfer restriction agreement (the "Transfer Restriction Agreement") with respect to not less than 80% of the Multiple Voting Shares with Montreal Trust Company of Canada, as trustee, and us in order to provide the holders of Subordinate Voting Shares with particular rights in the event of a "take-over bid" for Multiple Voting Shares under Canadian law. A "take-over bid," generally defined, is an offer to acquire outstanding equity or voting shares of a class, where, upon completion of the offer, the offeror would own more than 20% of the shares of the class.

     Under the Transfer Restriction Agreement, the parties have agreed not to sell the Multiple Voting Shares owned by them, and which are subject to the Transfer Restriction Agreement, directly or indirectly, pursuant to a take-over bid, as defined by applicable securities legislation, under circumstances in which securities legislation would have required the same offer or follow up offer to be made to all holders of Subordinate Voting Shares if the sale had been of Subordinate Voting Shares rather than Multiple Voting Shares.

     One circumstance where securities legislation would not require the same offer to be made to all holders of Subordinate Voting Shares is if: (i) the purchase is made from not more than five persons; (ii) the bid is not made generally to holders of the Multiple Voting Shares; and (iii) the price does not exceed 115% of the market price of the Subordinate Voting Shares.

     The prohibition on sales of Multiple Voting Shares will not apply if an offer identical in all material respects is made concurrently to purchase Subordinate Voting Shares, which identical offer has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Multiple Voting Shares. Under the Transfer Restriction Agreement, the parties have also agreed not to transfer any Multiple Voting Shares which are subject to the Transfer Restriction Agreement (other than a transfer to a pledgee, as security or to another party to the Transfer Restriction Agreement) unless the purchaser is or becomes a party to the Transfer Restriction Agreement.


                             DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock or Subordinate Voting Shares. Warrants may be issued independently or together with debt securities, preferred stock or Subordinate Voting Shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

     The prospectus supplement relating to a particular issue of debt warrants will describe the terms of the debt warrants, including the following: (a) the title of the debt warrants; (b) the offering price for the debt warrants, if any; (c) the aggregate number of the debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of the debt warrants; (e) if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of such debt warrants issued with each debt security; (f) if applicable, the date from and after which the debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire; (i) if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal and Canadian federal income tax considerations; (n) the antidilution provisions of the debt warrants, if any; (o) the redemption or call provisions, if any, applicable to such debt warrants; and (p) any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

Stock Warrants

     The prospectus supplement relating to any particular issue of preferred stock warrants or Subordinate Voting Share warrants will describe the terms of the warrants, including the following: (a) the title of the warrants; (b) the offering price for the warrants, if any; (c) the aggregate number of the warrants; (d) the designation and terms of the Subordinate Voting Shares or preferred stock purchasable upon exercise of the warrants; (e) if applicable, the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each such offered security;
(f) if applicable, the date from and after which the warrants and any offered securities issued therewith will be separately transferable; (g) the number of shares of preferred stock or Subordinate Voting Shares purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;
(h) the date on which the right to exercise the warrants shall commence and the date on which the right shall expire; (i) if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable, (k) if applicable, a discussion of material United States federal and Canadian federal income tax considerations; (l) the antidilution provisions of the warrants, if any; (m) the redemption or call provisions, if any, applicable, to such warrants; and (n) any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of Subordinate Voting Shares, or preferred shares at a future date or dates. The price per Subordinate Voting Share or preferred share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase our Subordinate Voting Shares or preferred shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

     Unless otherwise specified in the applicable prospectus supplement, the securities related to the stock purchase contracts will be pledged to a collateral agent, for our benefit, under a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase Subordinate Voting Shares or preferred shares under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contact will retain full beneficial ownership of the related pledged securities.

          MATERIAL UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

     In this section we summarize the material U.S. federal and Canadian federal income tax consequences of the ownership and disposition of our Subordinate Voting Shares. A discussion of our debt securities, preferred shares, warrants or other securities will be contained in the prospectus supplement accompanying this prospectus. This summary relating to our Subordinate Voting Shares applies to beneficial owners who are individuals, corporations, trusts and estates which:

     o for purposes of the U.S. Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), are U.S. persons and, for purposes of the Income Tax Act (Canada) (the "Income Tax Act") and the Canada-United States Income Tax Convention (1980), are residents of the United States and not resident in Canada;

     o hold Subordinate Voting Shares as capital assets for purposes of the Code and capital property for purposes of the Income Tax Act;

     o    deal at arm's length with us for purposes of the Income Tax Act; and

     o do not and will not use or hold the Subordinate Voting Shares in carrying on a business in Canada.

     We refer to persons who satisfy the above conditions as "Unconnected U.S. Shareholders."

     The tax consequences of an investment in Subordinate Voting Shares by persons who are not Unconnected U.S. Shareholders may differ materially from the tax consequences discussed in this section. The Income Tax Act contains rules relating to securities held by some financial institutions. We do not discuss these rules and holders that are financial institutions should consult their own tax advisors.

     This discussion is based upon the following, all as currently in effect:

     o    the Income Tax Act and regulations under the Income Tax Act;

     o    the Code and Treasury regulations under the Code;

     o    the Canada-United States Income Tax Convention (1980);

     o the administrative policies and practices published by the Canadian Customs and Revenue Agency, formerly Revenue Canada;

     o all specific proposals to amend the Income Tax Act and the regulations under the Income Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this registration statement;

     o the administrative policies published by the U.S. Internal Revenue Service; and

     o    judicial decisions.

     All of the foregoing are subject to change either prospectively or retroactively. We do not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions of the United States or foreign jurisdictions.

     This discussion summarizes the material U.S. federal and Canadian federal income tax considerations of the ownership and disposition of Subordinate Voting Shares. This discussion does not address all possible tax consequences relating to an investment in Subordinate Voting Shares. We have not taken into account your particular circumstances and do not address consequences peculiar to you if you are subject to special provisions of U.S. or Canadian income tax law (including, without limitation, dealers in securities or foreign currency, tax-exempt entities, banks, insurance companies or other financial institutions, persons that hold Subordinate Voting Shares as part of a "straddle," "hedge" or "conversion transaction," and unconnected U.S. Shareholders that have a "functional currency" other than the U.S. dollar or that own Subordinate Voting Shares through a partnership or other pass-through entity). Therefore, you should consult your own tax advisor regarding the tax consequences of purchasing Subordinate Voting Shares in this offering.

U.S. Federal Income Tax Considerations

     Subject to the discussion below regarding Foreign Personal Holding Company Rules, Passive Foreign Investment Company Rules and Controlled Foreign Corporation Rules, this section summarizes U.S. federal income tax consequences of the ownership and disposition of Subordinate Voting Shares.

     As an Unconnected U.S. Shareholder, you generally will be required to include in income dividend distributions paid by us to the extent of our current or accumulated earnings and profits attributable to the distribution as computed based on U.S. income tax principles. The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars on the date of distribution based on the exchange rate on such date, regardless of whether the payment is in fact converted to U.S. dollars and without reduction for Canadian withholding tax. (For a discussion of Canadian withholding taxes applicable to dividends paid by us, see "Certain Canadian Federal Income Tax Considerations".) You will generally be entitled to a foreign tax credit or deduction in an amount equal to the Canadian tax withheld. To the extent distributions paid by us on the Subordinate Voting Shares exceed our current or accumulated earnings and profits, they will be treated first as a return of capital up to your adjusted tax basis in the shares and then as capital gain from the sale or exchange of the shares.

     Dividends paid by us generally will constitute foreign source dividend income and "passive income" for purposes of the foreign tax credit, which could reduce the amount of foreign tax credits available to you. The Code applies various limitations on the amount of foreign tax credits that may be available to a U.S. taxpayer. Because of the complexity of those limitations, you should consult your own tax advisor with respect to the availability of foreign tax credits.

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

     Dividends paid by us on the Subordinate Voting Shares generally will not be eligible for the "dividends received" deduction.

     If you sell the Subordinate Voting Shares, you generally will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the shares. Any such gain or loss will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one year, and will generally be U.S. source gain or loss.

     Dividends paid by us on the Subordinate Voting Shares generally will be subject to U.S. information reporting or the 31% backup withholding tax, unless they are paid outside the United States by a non-U.S. payor or a non-U.S. middleman. A payment will not be considered paid outside the United States if the amount is paid to a U.S. account or by mail to a U.S. address. If you furnish the paying agent or middleman with a duly completed and signed Form W-9, such dividends will not be subject to the backup withholding tax. You will be allowed a refund or a credit equal to any amount withheld under the U.S. backup withholding tax rules against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Foreign Personal Holding Company Rules

     Special U.S. tax rules apply to a shareholder of a foreign personal holding company ("FPHC"). We would be classified as a FPHC in any taxable year if both of the following tests are satisfied:

     o five or fewer individuals who are U.S. citizens or residents own or are deemed to own more than 50% of the total voting power of all classes of our stock entitled to vote or the total value of our stock; and

     o at least 60% of our gross income consists of "foreign personal holding company income," which generally includes passive income such as dividends, interest, gains from the sale or exchange of stock or securities, rents and royalties.

     We believe that we are not a FPHC, and we do not expect to become a FPHC as a result of the sale of the Subordinate Voting Shares to be offered through this prospectus. However, we can not assure you that we will not qualify as a FPHC in the future.

Personal Holding Company Rules

     We will not be classified as a personal holding company a ("PHC") for U.S. federal income tax purposes unless at any time during the last half of our taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain attribution rules) more than 50% of our stock by value, and at least 60% of our ordinary gross income for the taxable year is "personal holding company" (generally passive income such as dividends and interest). We should not meet the PHC tests as a result of the sale of the Subordinate Voting Shares to be offered through this prospectus. Even if we were to become a PHC, we do not expect to have material undistributed PHC income. However, we cannot assure you that we will not become a PHC because of uncertainties regarding the application of the constructive ownership rules and the possibility of changes in our shareholder base and income or other circumstances that could change the application of the PHC rules to us. In addition, if we become a PHC we cannot assure that the amount of our PHC income will be immaterial.

Passive Foreign Investment Company Rules

     The passive foreign investment company ("PFIC") provisions of the Code can have significant tax effects on Unconnected U.S. Shareholders. We could be classified as a PFIC if, after the application of certain "look through" rules, for any taxable year, either:

     o 75% or more of our gross income is "passive income," which includes interest, dividends and certain rents and royalties; or

     o the average quarterly percentage, by fair market value of our assets that produce or are held for the production of "passive income" is 50% or more of the fair market value of all our assets.

     To the extent we own at least 25% by value of the stock of another corporation, we are treated for purposes of the PFIC tests as owning our proportionate share of the assets of such corporation, and as receiving directly our proportionate share of the income of such corporation.

     Distributions which constitute "excess distributions" from a PFIC and dispositions of Subordinate Voting Shares of a PFIC are subject to the following special rules: (1) the excess distributions (generally any distributions received by an Unconnected U.S. Shareholder on the shares in any taxable year that are greater than 125% of the average annual distributions received by such Unconnected U.S. Shareholder in the three preceding taxable years, or the Unconnected U.S. Shareholder's holding period for the shares, if shorter) or gain would be allocated ratably over an Unconnected U.S. Shareholder's holding period for the shares, (2) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC would be treated as ordinary income in the current taxable year, and (3) the amount allocated to each of the other taxable years would be subject to the highest rate of tax on ordinary income in effect for that year and to an interest charge based on the value of the tax deferred during the period during which the shares are owned.

     Subject to specific limitations, Unconnected U.S. Shareholders who actually or constructively own marketable shares in a PFIC may make an election under section 1296 of the Code to mark those shares to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark-to-market election and actual gains and losses realized upon disposition, subject to specific limitations, will be treated as ordinary gains or losses. For this purpose, we believe that our shares will be treated as "marketable securities" within the meaning of Section 1296(e)(1) of the Code.

     We believe that we will not be a PFIC for the current fiscal year and we do not expect to become a PFIC in future years. Whether we are a PFIC in any year and the tax consequences relating to PFIC status will depend on the composition of our income and assets, including cash. You should be aware, however, that if we are or become a PFIC we may not be able or willing to satisfy record-keeping requirements that would enable you to make a "qualified electing fund" election. You should consult your tax advisor with respect to how the PFIC rules affect your tax situation.

Controlled Foreign Corporation Rules

     If more than 50% of the voting power or total value of all classes of our shares is owned, directly or indirectly, by U.S. shareholders, each of which owns 10% or more of the total combined voting power of all classes of our shares, we could be treated as a controlled foreign corporation ("CFC") under Subpart F of the Code. This classification would require such 10% or greater shareholders to include in income their pro rata shares of our "Subpart F Income," as defined in the Code. In addition, under Section 1248 of the Code, gain from the sale or exchange of shares by an Unconnected U.S. Shareholder who is or was a 10% or greater shareholder at any time during the five year period ending with the sale or exchange will be ordinary dividend income to the extent of our earnings and profits attributable to the shares sold or exchanged.

     We believe that we are not a CFC and we will not become a CFC as a result of the sale of the Subordinate Voting Shares to be offered through this prospectus. However, we can not assure you that we will not become a CFC in the future.

Certain Canadian Federal Income Tax Considerations

     In this section, we summarize the material anticipated Canadian federal income tax considerations relevant to your purchase of Subordinate Voting Shares.

     Under the Income Tax Act, assuming you are an Unconnected U.S. Shareholder, and provided the Subordinate Voting Shares are listed on a prescribed stock exchange, which includes The Toronto Stock Exchange and Nasdaq, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the Subordinate Voting Shares unless you alone or together with persons with whom you did not deal at arm's length owned or had rights to acquire 25% or more of our issued shares of any class at any time during the five year period before the actual or deemed disposition.

     Dividends paid, credited or deemed to have been paid or credited on the Subordinate Voting Shares to Unconnected U.S. Shareholders will be subject to a Canadian withholding tax at a rate of 25% under the Income Tax Act. Under the Canada-United States Income Tax Convention (1980), the rate of withholding tax on dividends generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are corporations that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends generally is reduced to 5%.

     Canada does not currently impose any federal estate taxes or succession duties. However, if you die, there is a deemed disposition of the Subordinate Voting Shares held at that time for proceeds of disposition generally equal to the fair market value of the Subordinate Voting Shares immediately before the death. Capital gains realized on the deemed disposition, if any, will have the income tax consequences described above.


                              SELLING SHAREHOLDERS

     The selling shareholders may be our directors, executive officers, employees or certain holders of our Subordinate Voting Shares. The prospectus supplement for any offering of the Subordinate Voting Shares by selling stockholders will include the following information:

     o    the names of the selling shareholders;

     o the number of Subordinate Voting Shares held by each of the selling shareholders;

     o the percentage of the Subordinate Voting Shares held by each of the selling shareholders; and

     o the number of Subordinate Voting Shares offered by each of the selling shareholders.




                              PLAN OF DISTRIBUTION

     We and any selling shareholders may sell the offered securities as follows:

     o    through agents;

     o    through underwriters;

     o    to dealers; or

     o    directly to one or more purchasers

By agents

     Offered securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

By underwriters

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

To dealers

     If a dealer is used in the sale, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct sales

     We may also sell offered securities directly to institutional investors or others. These sales may include ones made under arrangements with the investors under which we have the right to require the investors to purchase the offered securities from us from time to time at prices tied to the market price for the those securities.

Delayed delivery contracts

     We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

     o that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject;

     o that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

General Information

     Underwriters, dealers, agents, selling shareholders and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

     The place, time of delivery and other terms of the sale of the offered securities will be described in the prospectus supplement.


                                  LEGAL MATTERS

     Certain U.S. legal matters relating to the offered securities will be passed upon on our behalf by Cahill Gordon & Reindel, New York, New York. Certain Canadian legal matters relating to the offered securities will be passed upon on our behalf by Farris, Vaughan, Wills & Murphy, Vancouver, British Columbia, Canada.


                                     EXPERTS

     Our financial statements incorporated in this prospectus by reference to the Registration Statement on Form F-1, dated April 19, 2000 of 360networks inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, chartered accountants, given on the authrotity of said firm as experts in auditing and accounting.

     The financial statements of GlobeNet Communications Group Limited incorporated in this Prospectus by reference to the audited historical financial statements included beginning on page F-48 of 360networks inc. Registration Statement on Form F-1 dated April 19, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, chartered accountants, given on the authority of said firm as experts in auditing and accounting.

     The divisional financial statements of the predecessor division incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of Deloitte & Touche LLP, chartered accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and file reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of our reports and other information at, and obtain copies upon payment of prescribed fees from, the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     We are required to file reports and other information with the securities commission in all provinces of Canada. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the provincial securities commissions. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) (http://www.sedar.com), the Canadian equivalent of the Commission's electronic document gathering and retrieval system.

     This prospectus is part of a registration statement that we filed with the Commission. As permitted by the Commission, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

     We "incorporate by reference" information that we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus. Our Commission file number is 001-15841.


     We have previously filed the following documents with the Commission and incorporate them by reference into this prospectus:

          1. our annual report on Form 20-F for the year ended December 31, 1999;

          2. our reports on Form 6-K, filed with the Commission on January 23, 2001, November 14, 2000, July 25, 2000, June 21, 2000, May 16, 2000, May 5,
     2000 and December 23, 1999; and

          3. our financial statements for the year ended December 31, 1999, the financial statements of GlobeNet Communications Group Limited, the divisional financial statements of Ledcor Industries Limited and the reports of PricewaterhouseCoopers LLP, chartered accountants, and the report of Deloitte & Touche LLP, chartered accountants, therein contained in our Registration Statement on Form F-1 (No. 333-95621).

     All subsequent annual reports filed by us on Form 20-F, Form 40-F or Form 10-K and all subsequent filings on Form 10-Q and 8-K pursuant to the 1934 Act subsequent to the date of this prospectus and before the termination of the offering shall be deemed to be incorporated by reference and a part of this prospectus from the date such documents are filed. We may incorporate by reference any reports submitted by us on Form 6-K by identifying on such forms that they are being incorporated by reference into this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: 360networks inc., 1500-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X1, Attention:
Secretary, telephone number: (604) 681-1994.


           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     We are a corporation continued under the laws of Nova Scotia, Canada. A number of our directors and officers, as well as certain experts named in this prospectus, reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. Federal securities laws or other laws of the United States. We have been advised by Farris, Vaughan, Wills & Murphy, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. Federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. Federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered (all amounts are estimated, except the SEC Registration Fee, the Canadian Securities Commissions Filing Fee, the Nasdaq National Market Listing Fee and The Toronto Stock Exchange Listing
Fee).

                                                                     Amount to
                                                                      be Paid

               SEC Registration Fee ............................   $    750,000
               Canadian Securities Commissions Filing Fees .....         33,000
               Transfer Agent Fee ..............................         25,000
               Nasdaq National Market Listing Fee ..............         17,500
               Blue Sky Fees and Expenses.......................         15,000
               The Toronto Stock Exchange Listing Fee ..........         20,000
               Accounting Fees and Expenses ....................        100,000
               Legal Fees and Expenses .........................        200,000
               Printing and Engraving Expenses .................        200,000
               Miscellaneous ...................................        139,500
                                                                   -------------
                    Total.......................................   $  1,500,000

Item 15.  Indemnification of Directors and Officers.

     Pursuant to the Amended and Restated Articles of Association of the Company (the "Articles of Association"), subject to Articles 142 and 143 of the Articles of Association, every director, Secretary, Treasurer and other officer of the Company shall be indemnified by the Company against, and it shall be the duty of the directors out of the funds of the Company to pay, all costs, losses and expenses that any such director, Secretary, Treasurer or other officer may incur or become liable to pay by reason of any contract entered into, or act or thing done by him or her as such officer or servant or in any way in the discharge of his or her duties including traveling expenses; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the members over all other claims.

     The Company has purchased insurance against potential claims against the directors and officers of the Company and against loss for which the Company may be required or permitted by law to indemnify such directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits.

     1.1* Form of Underwriting Agreement between the Registrant and the Underwriter(s) with respect to Debt Securities, Subordinate Voting Shares, Preferred Stock and Securities Warrants

     4.1* Form of Resolution setting terms of preferred shares

     4.2* Form of debt securities indenture

     4.5* Form of Warrant Agreement

     5.1* Opinion with respect to the underlying securities being registered

     23.1 Consent of PricewaterhouseCoopers LLP, Independent Accountants.

     23.2 Consent of PricewaterhouseCoopers LLP, Independent Accountants.

     23.3 Consent of Deloitte & Touche LLP, Independent Accountants.

     23.4 Consent of Farris, Vaughan, Wills & Murphy.

     23.5 Consent of Cahill Gordon & Reindel.

     24.1 Powers of Attorney (included on the signature page to this registration statement).

     25.1* Form T-1 Statement of Eligibility (Senior Indenture)

     25.2* Form T-1 Statement of Eligibility (Subordinated Indenture)

----------------------

     * To be filed either as an amendment or as an exhibit to an Exchange Act Report of the Registrant and incorporated herein by reference.

Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     (e) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registrant statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 23rd day of January, 2001.

                             360NETWORKS INC.
                               (Registrant)


                             By:    /s/Gregory Maffei
                                    --------------------------------------------
                                    Name:   Gregory Maffei
                                    Title: President and Chief Executive Officer


                                POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints Gregory Maffei, Larry Olsen and Ron Stevenson and each of them (with full power to each of them to act alone) his true and lawful attorneys-in-fact, with power of substitution and resubstitution, in his name, place and stand, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any or them, or their substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                      Title                                       Date

/s/David Lede                                  Chairman of the Board                       January 23, 2001
-----------------------------------------
David Lede

/s/Gregory Maffei                              Director (Principal Executive Officer)      January 23, 2001
-----------------------------------------
Gregory Maffei

/s/Ron Stevenson                               Vice Chairman                               January 23, 2001
-----------------------------------------
Ron Stevenson

/s/Larry Olsen                                 Vice Chairman (Principal Financial and      January 23, 2001
-----------------------------------------
Larry Olsen                                    Accounting Officer)




/s/Clifford Lede                               Vice Chairman                               January 23, 2001
-----------------------------------------
Clifford Lede

/s/Kevin Compton                               Director                                    January 23, 2001
-----------------------------------------
Kevin Compton

/s/Glenn Creamer                               Director                                    January 23, 2001
-----------------------------------------
Glenn Creamer

/s/John Malone                                 Director                                    January 23, 2001
-----------------------------------------
John Malone

/s/Claude Mongeau                              Director                                    January 23, 2001
-----------------------------------------
Claude Mongeau

/s/Andrew Rush                                 Director                                    January 23, 2001
-----------------------------------------
Andrew Rush

                                               Director
-----------------------------------------
John Stanton

/s/Gene Sykes                                  Director                                    January 23, 2001
-----------------------------------------
Gene Sykes

/s/James Voelker                               Director                                    January 23, 2001
-----------------------------------------
James Voelker

/s/Christian Reinaudo                          Director                                    January 23, 2001
-----------------------------------------
Christian Reinaudo

360networks(USA2) inc.                         360networks(USA2) inc. (Authorized U.S.     January 23, 2001
                                               Representative)

By:   /s/Larry Olsen
      ----------------------------------
      Larry Olsen, Authorized Signatory

                                  EXHIBIT INDEX

EXHIBIT NO.            EXHIBIT
----------             -------

     1.1* Form of Underwriting Agreement between the Registrant and the Underwriter(s) with respect to Debt Securities, Subordinate Voting Shares, Preferred Stock and Securities Warrants

     4.1* Form of Resolution setting terms of preferred shares

     4.2* Form of debt securities indenture

     4.5* Form of Warrant Agreement

     5.1* Opinion with respect to the underlying securities being registered

     23.1 Consent of PricewaterhouseCoopers LLP, Independent Accountants.

     23.2 Consent of PricewaterhouseCoopers LLP, Independent Accountants.

     23.3 Consent of Deloitte & Touche LLP, Independent Accountants.

     23.4 Consent of Farris, Vaughan, Wills & Murphy.

     23.5 Consent of Cahill Gordon & Reindel.

     24.1 Powers of Attorney (included on the signature page to this registration statement).

     25.1* Form T-1 Statement of Eligibility (Senior Indenture)

     25.2* Form T-1 Statement of Eligibility (Subordinated Indenture)

----------------------

* To be filed either as an amendment or as an exhibit to an Exchange Act Report of the Registrant and incorporated herein by reference.